Exhibit 5.1

100 Peabody Place Memphis, TN 38103 (901) 543-5900

May 21, 2025

Whitestone REIT

2600 South Gessner, Suite 500

Houston, Texas 77063

Re:         Registration Statement on Form S-8 relating to the Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan, as amended (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to Whitestone REIT, a Maryland real estate investment trust (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan, as amended by the First Amendment to the 2018 Long-Term Equity Incentive Ownership Plan (as amended, the “Plan”), filed by the Company with the Securities and Exchange Commission covering an aggregate amount of up to 2,250,000 common shares of beneficial interest (the “Common Shares”), par value $0.001 per share, of the Company issuable pursuant to the Plan.

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Common Shares issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

The opinion expressed above is limited to the Maryland General Corporation Law.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinion expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Bass, Berry & Sims PLC